EXHIBIT 4
                                                                       ---------


[TICKETMASTER.COM LOGO]                                    [CITYSEARCH.COM LOGO]


--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE


                       TICKETMASTER ONLINE-CITYSEARCH AND

                   TICKETMASTER CORPORATION CLOSE TRANSACTION

                  COMBINED COMPANIES ARE RENAMED TICKETMASTER


January 31, 2001 - New York, NY and Pasadena, CA - USA Networks, Inc. (NASDAQ: USAI) and Ticketmaster Online-Citysearch, Inc. (NASDAQ: TMCS) announced today that TMCS has completed the transaction which combines Ticketmaster Corporation, a wholly owned subsidiary of USAi, with TMCS. The combined company has been renamed "Ticketmaster" and will continue to trade under the symbol "TMCS".

The combination creates an unparalleled group of global businesses all focused on reserved access and local information and services for consumers. Ticketmaster unites the world's leading ticketing company with Citysearch, a leading online local information and services network and Match.com, the leader in subscription online personals and reunites Ticketmaster Corporation with ticketmaster.com.

Under the terms of the transaction, USAi contributed Ticketmaster Corporation to TMCS and received 52 million TMCS Class B shares. USAi's equity in TMCS increased from 49 percent to 68 percent.

Barry Diller, Chairman and CEO, USAi, and Terry Barnes serve as co-chairmen of the Company. John Pleasants is president and chief executive officer and will continue to serve on the Board. Continuing Ticketmaster Board members include Victor Kaufman, Vice Chairman , USAi; Bryan Lourd, managing partner, Creative Arts Agency; Jon Miller, President and CEO USA Information and Services, USAi; Alan Spoon general partner, Polaris Venture Partners and Allen Grubman, senior partner, Grubman, Indursky & Schindler. Additionally, Charles Conn, the current Chairman and co-founder of TMCS, will remain with the Company in a strategic advisory capacity.

The Company's corporate headquarters is now located at 3701 Wilshire Boulevard, Los Angeles, CA 90010.


ABOUT TICKETMASTER

Ticketmaster (TMCS) operates the world's leading ticketing service; selling 83 million tickets valued at more than 3.3 billion dollars, through approximately 3,500 retail Ticket Center outlets; 18 worldwide telephone call centers; and ticketmaster.com. Ticketmaster serves more than 6,200 clients worldwide and acts as the exclusive ticketing service for hundreds of leading arenas, stadiums, performing arts venues, and theaters. The Company also operates Citysearch, a leading online local network enabling people to get the most out of their city, and Match.com, the premier online matchmaking service. Located in Los Angeles, California, Ticketmaster is majority owned by USA Networks, Inc. (USAI) and is a division of its Information and Services unit. Ticketmaster was formed through the combination of the operations of Ticketmaster Online-Citysearch and Ticketmaster Corporation in January 2001 and renamed Ticketmaster.




Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995

This press release contains forward-looking statements about Ticketmaster
(the "Company"), including statements concerning its future product plans. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from these statements.
These forward looking statements are based on the Company's expectations as of the date of this release and the Company undertakes no obligation to update these statements. Among the risks and uncertainties that could adversely affect the Company's actual results are: that the Company may not realize the synergies and other intended benefits of the combination; that the Company may have difficulty overcoming problems associated with rapid expansion and growth; the dependence of the Company's business on entertainment, sporting and leisure events; quarterly fluctuations in the Company's revenues which could adversely affect the market price of the Company's stock; the risks of operating internationally; the dependence of the Company on its relationships with clients; the Company's future capital needs and the uncertainty of additional financing; the Company's dependence on key personnel and need to hire additional qualified personnel; control of the Company by USA Networks, Inc.; the potential for conflicts of interest between the Company and USA Networks, Inc.; the Company's need to continue to promote its brands; risks associated with competition; the Company's reliance on third party technology; network security risks; the Company's need to be able to adapt to rapid technological changes; liability associated with the information displayed or accessed on the Company's web sites; intellectual property infringement risks; risks associated with changing legal requirements on the Company's operations, including privacy concerns; litigation risks; the dilutive effect of future acquisitions; risks associated with the failure to maintain the Company's domain names; and the risk to its stock price associated with the Company's anti-takeover provisions. Investors are encouraged to read the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Ticketmaster is the owner or licensee of its name and logo trademarks and service marks. All other trademarks and trade names are the property of their respective owners.



                                    # # #

FOR MORE INFORMATION:

TMCS MEDIA:
Kandus Kane, Ticketmaster, (626) 660-2544; kkane@citysearch.com
Eric Jaffe, Ticketmaster, (626) 660-3572; ejaffe@citysearch.com

TMCS INVESTORS:
Mary McAboy, Ticketmaster, (626) 660-2858; mmcaboy@citysearch.com



                                       2